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                                                                    EXHIBIT 99.1


                      ULTRA CLEAN ANNOUNCES PRICING OF ITS
                     INITIAL PUBLIC OFFERING OF COMMON STOCK

Menlo Park, CA -- March 24, 2004. Ultra Clean Holdings, Inc., the parent company of Ultra Clean Technology Systems and Service, Inc., announced today the pricing of its initial public offering of common stock, which is expected to begin trading on the Nasdaq National Market under the symbol "UCTT" tomorrow. The Company has agreed to sell 6,000,000 shares of its common stock at $7.00 per share. The selling stockholder has also granted the underwriters an option to purchase up to 900,000 additional shares to cover over-allotments, if any.

Credit Suisse First Boston is the sole book-running manager for the offering with J.P. Morgan Securities Inc. acting as joint-lead manager. Banc of America Securities LLC and Piper Jaffray & Co. are co-managers.

A portion of the net proceeds of the offering will be used by the Company to repay $30.6 million of its outstanding 5% Series A Senior Notes due 2009, plus accrued and unpaid interest.

Ultra Clean Holdings, Inc. designs, engineers and manufactures subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the final prospectus may be obtained by writing to or calling the Prospectus Department of Credit Suisse First Boston LLC at One Madison Avenue, New York, New York 10010 (telephone no. 212-325-2580).

Contacts: Ultra Clean Holdings, Inc.
          Investor Relations
          (650)323-4100